Exhibit 4

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of September 29, 2009, among KKR Jet Stream (Cayman) Limited, a Cayman Islands exempted limited company (the “Assignor”), 8 North America Investor (Cayman) Limited, a Cayman Islands exempted limited company (“8NAI”), OPERF Co-Investment LLC, a Delaware limited liability company (“OPERF”), and KKR Jet Stream LLC, a Delaware limited liability company (“Jet Stream” and, together with 8NAI and OPERF, the “Assignees”).  Capitalized terms used in this Agreement and not otherwise defined in this Assignment and Assumption Agreement shall have the meanings assigned to them in the Purchase Agreement (as defined below).

Reference is made to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of September 16, 2009, among Eastman Kodak Company, a New Jersey corporation (the “Company”), the Assignor, and solely for the purpose of Sections 6.5, 6.6, 8, 9 and 12, Kohlberg Kravis Roberts & Co. L.P. (“KKR”).

1.             Pursuant and subject to Section 12.5 of the Purchase Agreement, the Assignor assigns to the Assignees, severally and not jointly, the right and obligation to purchase the amount of Securities set forth opposite each Assignee’s name on Schedule 1 attached to this Assignment and Assumption Agreement, and each Assignee assumes and accepts such assignment.

2.             Pursuant to Section 12.5 of the Purchase Agreement, notwithstanding Section 1, the Assignor and the Assignees acknowledge that the Assignor will remain obligated to purchase the Securities assigned to the Assignees pursuant to this Assignment and Assumption Agreement at the Closing until the Closing has occurred and each Assignee has funded its obligations to purchase such Securities.

3.             The Assignees each agree that each shall be deemed to constitute an Investor for all purposes under the Purchase Agreement as though such Assignee was an Investor under the Purchase Agreement as of the date of the Purchase Agreement and that each shall execute a joinder to the Purchase Agreement in the form attached as Exhibit A, agreeing to be bound as an Investor for all purposes under the Purchase Agreement in respect of the Securities to be purchased by such Investor.

4.             Each Assignee represents and warrants that it is a Permitted Assignee as defined in the Purchase Agreement.

5.             This Assignment and Assumption Agreement shall be governed in all respects by the law of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction.

6.             This Assignment and Assumption Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be duly executed as of the date first written above.

KKR JET STREAM (CAYMAN) LIMITED

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

8 NORTH AMERICA INVESTOR (CAYMAN) LIMITED

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

OPERF CO-INVESTMENT LLC

By:		KKR Associates 2006 L.P.,
its general manager

	By:	KKR 2006 GP LLC,
its general partner

	By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Director

KKR JET STREAM LLC

By:		/s/ William J. Janetschek
Name: William J. Janetschek
Title:

[Assignment and Assumption Agreement]

Exhibit A

Form of Joinder Agreement

(see attached)